Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-169073

Issuer Free Writing Prospectus dated May 16, 2012

Cardinal Health, Inc.

Pricing Term Sheet

Issuer:	Cardinal Health, Inc.

Ratings*	Moody’s: Baa2 S&P: A- Fitch: BBB+

Trade Date:	May 16, 2012

Settlement Date:	T+3; May 21, 2012

Underwriters:

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

Co-Managers:

Credit Agricole Securities (USA) Inc.

PNC Capital Markets LLC

The Huntington Investment Company

U.S. Bancorp Investments, Inc.

1.900% Notes due 2017

Aggregate Principal Amount:	$250,000,000

Maturity Date:	June 15, 2017

Interest Rate:	1.900%

Issue Price:	99.831% of principal amount

Underwriting Discount (before reimbursement of expenses):	0.60% ($1,500,000)

Net Proceeds to Issuer (after Underwriting Discount but before expenses):	$248,077,500

Benchmark Treasury:	UST 0.875% due April 30, 2017

Benchmark Treasury Price:	100-21 3/4

Benchmark Treasury Yield:	0.735%

Spread to Benchmark Treasury:	+120 basis points

Yield to Maturity:	1.935%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing December 15, 2012

Make-whole Call:

The notes will be redeemable, in whole or, from time to time, in part, at the Issuer’s option at any time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption.

CUSIP:	14149Y AU2

3.200% Notes due 2022

Aggregate Principal Amount:	$250,000,000

Maturity Date:	June 15, 2022

Interest Rate:	3.200%

Issue Price:	99.879% of principal amount

Underwriting Discount (before reimbursement of expenses):	0.65% ($1,625,000)

Net Proceeds to Issuer (after Underwriting Discount but before expenses):	$248,072,500

Benchmark Treasury:	UST 1.750% due May 15, 2022

Benchmark Treasury Price:	99-28

Benchmark Treasury Yield:	1.764%

Spread to Benchmark Treasury:	+145 basis points

Yield to Maturity:	3.214%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing December 15, 2012

Make-whole Call:

The notes will be redeemable, in whole or, from time to time, in part, at the Issuer’s option at any time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 25 basis points, plus, in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption.

CUSIP:	14149Y AV0

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.